Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP ELECTS COLLIE, DUNCAN,
HUNSICKER, MCCLELLAND AND NIEMI TO BOARD OF DIRECTORS

HOUSTON – June 18, 2004 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG), a leading diversified financial services company based in Houston, Texas, today announced that the following individuals have been elected to its Board of Directors:

•                  Robert M. Collie, Jr., Partner in the law firm of Andrews Kurth LLP.

•                  Charles W. Duncan, III, President of Duncan Equities, Inc.

•                  Gerald H. Hunsicker, General Manager of the Houston Astros Major League Baseball team.

•                  Scott McClelland, President of H-E-B’s Houston and Central Market Divisions.

•                  Albert W. Niemi, Jr., Ph.D., Dean of the Edwin L. Cox School of Business at Southern Methodist University.

“We are pleased to have such a distinguished group of individuals join our Board,” said Ben T. Morris, Chief Executive Officer.  “Each brings a particular set of talents and experience that will make an important contribution as we undertake the opportunities that lie ahead.”

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  It is the largest investment banking firm headquartered in the Southwest.  At March 31, 2004, it had assets in excess of $138 million, cash and equivalents of $25.0 million and no funded debt. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners and SMH Capital Advisors. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service.  The company does not undertake any obligation to update or revise any forward-looking statement.